Exhibit 99.1

PRESS RELEASE

INX Increases Senior Credit Facility to $70 Million

HOUSTON--(BUSINESS WIRE)--INX Inc. (Nasdaq:INXI - News) today announced that it has increased its senior credit facility with Castle Pines Capital LLC ("CPC") used primarily for inventory floor plan financing and working capital requirements to $70 million from $60 million.

Commenting on the new credit facility, Brian Fontana, INX’s Chief Financial Officer, stated, “We are pleased with our long-term, close working relationship with Castle Pines Capital and their continued support of our business objectives. The increased capacity under our primary operating credit facility will provide for continued future growth and liquidity needs.”

“INX has grown substantially during our relationship and has demonstrated significant growth as a company focused on enterprise technology infrastructure solutions and services. We are pleased to increase our financial capacity to INX, which provides them with the capital they require in order to continue their impressive long-term growth,” said Jim Merrill, CPC’s Senior Vice President.

ABOUT INX INC.:
INX Inc. (NASDAQ:INXI - News) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

ABOUT CASTLE PINES CAPITAL LLC:
Castle Pines Capital LLC is a privately held channel finance company headquartered in Englewood, Colorado. With extensive domain experience in network technology and finance industries, CPC provides channel financing solutions to technology resellers and distributors.

SAFE HARBOR STATEMENT:
The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements relating to INX’s continued growth, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including the risks and uncertainties set forth from time to time in the Company's public statements and its most recent Annual Report filed with the SEC on Form 10-K for the year 2008.

Contact:
INX Inc.
Brian Fontana, 713-795-2000
Chief Financial Officer
Brian.Fontana@inxi.com